FEDERAL SIGNAL CORPORATION
                Subsidiaries, Division and Other
                    Designated Profit Centers
                 Management Incentive Bonus Plan



The incentive bonus plan has been established to provide an incentive to key management employees of Federal Signal Corporation and subsidiaries to attain the highest performance possible in each year. The plan provides key executives with an opportunity to add to their total annual compensation, if prescribed return levels, sales growth or other important discretionary goals are attained. The details of the plan follow.

I.   Incentive bonus calculations

 A)  Target bonus

     A target bonus amount will be established for each plan participant in the plan. This target bonus amount will be based upon a specified percentage of the participant's salary.

 B)  Bonus goals

     The bonus goals will consist of the following:

     ROI, operating margin/sales growth portion

     1) A specified percentage of the participant's bonus amount will be based on the participant's subsidiary, division or profit center return on investment (ROI) or operating margin/sales growth targets or a combination thereof. For this purpose, ROI is defined as the percent of pre-tax, pre-bonus income excluding extraordinary items (see Section IID5) divided by the year's monthly average of the division investment base. The investment base is defined as the division's total assets (excluding lease financing assets that are managed by corporate and including goodwill) less total liabilities excluding income tax reserves, long-term debt and capitalized leases. Operating margins are defined as pre-tax, pre-bonus income excluding interest on lease financing assets (if managed by corporate), non-operating income or expense and extraordinary items divided by the sales of the division. Sales growth is defined as the percent increase in sales to outside customers over the prior year.

     Discretionary portion

     2) A specified percentage of the participant's bonus amount is discretionary based on an evaluation of the participant's performance (see IIC) including the achievement of certain goals related to cash flow management, sales and/or other criteria. This part of your bonus also constitutes payment for any unused vacation and by accepting the bonus payment you waive any claims for payment for unused vacation.

     Corporate portion

     3) A specified percentage of the participant's bonus amount will be based on corporate return on capital
         (ROC).

     The specified percentage for each of the bonus goals will be established each year by the President of the corporation and communicated to the participant in writing.

 C)  Performance goals

     The ROI or operating margin/sales growth portion of each participant's bonus will be subject to calculation in accordance with the scale provided in the "Bonus Award Schedule". The discretionary portion of the participant's bonus will be subject to calculation based upon the multiple (or "factor") achieved from the discretionary performance award schedules (for example, cash flow targets, sales targets, etc.).

II.  Administration

 A)  Selection of participants and bonus levels

     Selection of participants and bonus levels for presidents of subsidiaries, divisions and other profit centers will be set by the President of the corporation. Participants and bonuses for individuals below the president level will be set by the President in conjunction with the appropriate subsidiary or division president. The Compensation/Stock Option Committee of the Board of Directors will review and give approval for recommended material changes to the plan as submitted.

 B)  Determination of bonus award

     Following the completion of the year-end audit, the actual bonus for each participant will be calculated as follows:

     ROI or operating income/sales growth portion

     1) Calculate the ROI or operating margin/sales growth portion according to Section IB.

     2)  Using the "Bonus Award Schedule" provided by the
         President, find the appropriate bonus ratio (or
         "factor") based on the ROI or operating margin/sales growth.

     3) Multiply the specified percentage (as communicated by the President) of the target bonus by the bonus ratio as determined in Section IIB2.

     Discretionary portion

     1) Based upon the participant's performance, the specified percentage of the target bonus will be multiplied by the applicable factor resulting from the participant's achievement against discretionary bonus goals for cash flow, sales and/or other factors.

     2) Depending upon the participant's discretionary goals and if the bonus ratio is less than 1.0, a portion of the discretionary portion may still be paid at the amount of the target bonus for the discretionary portion (see Section IC).

     Corporate portion

     1) For those participants which have a portion of their bonuses based upon the consolidated performance of the company, multiply the specified percentage of the target bonus by the bonus ratio as determined by the corporate return on capital.

     The total of the ROI or operating margin/sales growth portion, discretionary portion and corporate portion, if any, will be the bonus award.

 C)  Determination of discretionary award

     Each participant will be evaluated against the following criteria:

     1) General performance of the participant's responsibilities.

     2)  Meeting the participant's objectives and/or priorities.

     3) Evaluation of initiative, attitude, and dedication to the company.

     4)  Management development of self and subordinates.

     5)  Professional and personal conduct.

     The President, in his sole discretion, will determine the amount, if any, of this portion of the participant's bonus payment.

 D)  Other considerations

     1) Bonus awards will be paid only to participants who are actively employed as of the bonus payment date.

     2) In the event of the retirement of a participant during the management incentive bonus plan year, the amount of bonus award will be based on the full year results with credit for the number of completed months worked as a percent of the full plan year.

     3) The addition of new participants, including new employees to the plan during the year, and the bonus levels for those individuals, must be approved, in writing, by the President. Any changes for participants regardless of the reason, (promotion, change of responsibility, upgrading of salary in the same position) must also be approved by the President. Approval in writing in any case must be obtained prior to communication to the individual concerned.

     4) Unless otherwise approved by the President, in writing, this incentive bonus plan will be the sole incentive plan under which participants included in this plan may participate.

     5) Income will be inclusive of any changes in reserves, but will exclude any capital gains or losses and other unusual gains or losses such as proceeds of fire or casualty insurance or changes in accounting practices. In cases of uncertainty, the decision of the President will be final.